Exhibit 5.1

ONE SHELL PLAZA 910 LOUISIANA HOUSTON, TEXAS 77002-4995	ABU DHABI AUSTIN BEIJING BRUSSELS DALLAS DUBAI HONG KONG	HOUSTON LONDON MOSCOW NEW YORK PALO ALTO RIO DE JANEIRO RIYADH WASHINGTON
TEL +1 713.229.1234 FAX +1 713.229.1522 BakerBotts.com

LyondellBasell Industries N.V.

One Vine Street, 4th Floor

London

The United Kingdom W1J0AH

LYB International Finance B.V.

Stationsplein 45

3013 AK Rotterdam

The Netherlands

Ladies and Gentlemen:

We have acted as U.S. counsel for LyondellBasell Industries N.V., a public company with limited liability (naamloze vennootschap) in the country of The Netherlands (“LyondellBasell”), and LYB International Finance B.V., a private company with limited liability in the country of The Netherlands (“LYB Finance”), in connection with LYB Finance’s offering and sale of $1,000,000,000 aggregate principal amount of its 4.875% Guaranteed Notes due 2044 (the “Notes”), which offering and sale have been registered by a Registration Statement on Form S-3 (Registration No. 333-189375) (the “Registration Statement”) filed by LyondellBasell and LYB Finance with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), relating to (i) ordinary shares, par value €0.04 per share, of LyondellBasell (the “Ordinary Shares”), (ii) debt securities of LyondellBasell (the “LyondellBasell Debt Securities”), (iii) debt securities of LYB Finance (the “LYB Finance Debt Securities”), (iv) guarantees of the LyondellBasell Debt Securities by LYB Finance, (v) guarantees of the LYB Finance Debt Securities by LyondellBasell, (vi) warrants to purchase Ordinary Shares, LyondellBasell Debt Securities or other securities to be issued and sold by LyondellBasell and (vii) any of the foregoing securities as units with other securities registered under the Registration Statement from time to time pursuant to Rule 415 under the Securities Act. The Notes will be fully and unconditionally guaranteed on a senior unsecure basis by LyondellBasell (the “Guarantee”). LYB Finance will issue the Notes under an Indenture, dated as of July 16, 2016, among LyondellBasell, LYB Finance and Wells Fargo Bank, National Association, as trustee (the “Indenture”).

In our capacity as your counsel in the connection referred to above, we have examined as a basis for the opinions hereinafter expressed the Underwriting Agreement (as hereinafter defined), the Indenture, the Officer’s Certificate establishing the terms of the Notes, the Guarantee, corporate records of LyondellBasell and LYB Finance, including minute books of LyondellBasell and LYB Finance, certificates of public officials and of representatives of LyondellBasell and LYB Finance, statutes and other instruments and documents as a basis for the opinions hereinafter expressed. In giving such opinions, we have relied upon certificates, statements or other representations of officers or authorized agents of LyondellBasell and LYB Finance and of governmental and public officials, as we deem appropriate, with respect to the

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accuracy of the material factual matters contained in or covered by such certificates, statements or representations. In making our examination, we have assumed that all signatures on documents examined by us are genuine, that all documents submitted to us as originals are authentic and that all documents submitted to us as certified or photostatic copies conform with the original copies of such documents.

On the basis of the foregoing, and subject to the assumptions, limitations and qualifications set forth herein, we are of the opinion that:

1. The Notes will, when they have been duly executed and authenticated in accordance with the Indenture, and delivered against payment of the consideration therefor determined in accordance with that certain Underwriting Agreement, dated February 25, 2014, by and among LyondellBasell, LYB Finance and Barclays Capital Inc., Citigroup Global Markets Inc. and Deutsche Bank Securities Inc., as representatives of the underwriters named therein (the “Underwriting Agreement”), constitute legal, valid and binding obligations of LYB Finance, enforceable against LYB Finance in accordance with their terms, except as such enforceability may be limited by bankruptcy, fraudulent conveyance or transfer, insolvency, reorganization, moratorium and other laws relating to or affecting creditors’ rights generally and by general equitable principles (regardless of whether such enforceability is considered in a proceeding in equity or at law).

2. The Guarantee will, when it has been duly executed and delivered by LyondellBasell and, when the Notes to which the Guarantee has been endorsed have been duly executed, issued and authenticated in accordance with the terms of the Indenture and delivered against payment of the consideration therefor determined in accordance with the Underwriting Agreement, constitute a legal, valid and binding obligation of LyondellBasell, enforceable against LyondellBasell in accordance with its terms, except as such enforceability may be limited by bankruptcy, fraudulent conveyance or transfer, insolvency, reorganization, moratorium and other laws relating to or affecting creditors’ rights generally and by general equitable principles (regardless of whether such enforceability is considered in a proceeding in equity or at law).

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LYB International Finance B.V.

The opinions set forth above are limited in all respects to matters of federal law of the United States of America and contract law of the State of New York as in effect on the date hereof. At your request, this opinion is being furnished to you for filing as Exhibit 5.1 (opinion regarding legality) to LyondellBasell’s Current Report on Form 8-K reporting certain matters relating to the offering of the Notes. In giving such opinion, we do not concede that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ Baker Botts L.L.P.